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                                                                    Exhibit (13)


                            Touchstone Advisors, Inc.
                                  318 Broadway
                             Cincinnati, Ohio 45202
                                 (800) 669-2796


                                                     September 15, 1994


Select Advisors Trust A
318 Broadway
Cincinnati, Ohio 45202


Ladies and Gentlemen:

         With respect to our purchase from you of shares of beneficial interest (the "Initial Shares") of each of the following series (each a "Fund") of Select Advisors Trust A (the "Trust"):

          Touchstone Emerging Growth Fund A
          Touchstone International Equity Fund A
          Touchstone Growth & Income Fund A
          Touchstone Balanced Fund A
          Touchstone Income Opportunity Fund A
          Touchstone Bond Fund A
          Touchstone Standby Income Fund
          Touchstone Municipal Bond Fund A

We hereby advise you that we are purchasing the Initial Shares of each Fund with no intention to dispose of them either through resale to others or redemption by the Trust. The Trust will invest all of the investable assets of each Fund in the corresponding series (the "Corresponding Portfolio") of Select Advisors Portfolios, an investment company registered under the Investment Company Act of 1940, as amended.

         The amount paid by a Fund on any redemption by us, or any other then-current holder of that Fund's Initial Shares, will be reduced by a portion of any unamortized organization expenses of the Fund and the Corresponding Portfolio, such portion to be determined by the proportion of the number of Initial Shares of the Fund redeemed to the number of Initial Shares of the Fund then outstanding after taking into account any prior redemptions of the Initial Shares of the Fund. The amount of such reduction in excess of the unamortized organization expenses of the Fund shall be contributed by the Fund to the Corresponding Portfolio.



                                        Very truly yours,



                                        TOUCHSTONE ADVISORS, INC.


                                        By /s/ Edward G. Harness, Jr.
                                           ------------------------------------
                                           Name: Edward G. Harness, Jr.
                                           Title: President